Exhibit 10.2

Form of Amendment No. 1 to the Amended And Restated
Limited Partnership Agreement
of
Griffin-American Healthcare REIT IV Holdings, LP

In accordance with Section 4.2(a) and Section 14.1(a) of the Amended and Restated Limited Partnership Agreement, dated February 16, 2016 (the “Partnership Agreement”), of Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership (the “Partnership”), the Partnership Agreement is hereby amended, effective [•], 2016, by this Amendment No. 1 (this “Amendment”) to reflect certain changes in share classification of Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (the “General Partner”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Partnership Agreement.

Recitals

Whereas, prior to May 25, 2016, pursuant to the Articles of Incorporation, 1,000,000,000 of the General Partner’s shares were designated common stock, all of which were classified as Class T Common Stock, $0.01 par value per share (the “Class T Common Stock”);

Whereas, the General Partner has filed, on May 25, 2016, Articles Supplementary to reclassify 100,000,000 of authorized but unissued shares of Class T Common Stock as shares of Class I Common Stock, $0.01 par value per share, of the General Partner (the “Class I Common Stock”), with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption described therein;

Whereas, the parties hereto desire to reflect certain changes in share classification and other changes by amending the Partnership Agreement by entering into this Amendment.

Amendment

Now Therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Defined Terms.

1.1	Additional Defined Terms. The following are hereby added as additional defined terms in the Partnership Agreement:

“2015 Budget Act” has the meaning set forth in Section 10.3(a).

“Class Percentage Interest” means, as to a Partner holding a class or series of Partnership Units, its interest in such class or series as determined by dividing the Partnership Units of such class or series owned by such Partner by the total number of Partnership Units of such class or series then outstanding as specified in Exhibit A attached hereto, as such Exhibit A may be amended from time to time.

“Exchanged REIT Stock” has the meaning set forth in Section 11.6(g).

“General Partner’s Prospectus” means any prospectus, supplement, or other communication satisfying the standards set forth in Section 10 of the Securities Act, and contained in a currently effective registration statement filed by the General Partner with, and declared effective by, the U.S. Securities and Exchange Commission, or if no registration statement is currently effective, then the prospectus (and any supplement or supplements thereto) contained in the most recently effective registration statement.

“Partnership Class I Unit” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Partnership Class I Unit as provided in this Agreement.

“Partnership Class T Unit” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Partnership Class T Unit as provided in this Agreement.

“Partnership Percentage Interest” means the percentage ownership interest in the Partnership of each Partner, which, except as set forth in the following sentence, shall be determined by dividing the number of Partnership Units owned by a Partner by the aggregate number of Partnership Units owned by all Partners. If the Partnership issues additional classes or series of Partnership Interest other than as contemplated herein, the interest in the Partnership among the classes or series of Partnership Interest shall be determined as set forth in the Partnership Unit Designation setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, and a Partner’s Partnership Percentage Interest will mean, with respect to each class or series of Partnership Interests held by such Partner, the product of such Partner’s Class Percentage Interest multiplied by the interest in the Partnership of such class or series of Partnership Interest.

“Partnership Unit Designation” has the meaning set forth in Section 4.1(c).

“Received REIT Stock” has the meaning set forth in Section 11.6(g).

“REIT Class I Stock” means the Common Stock classified as Class I common stock in the Articles of Incorporation.

“REIT Class T Stock” means the Common Stock classified as Class T common stock in the Articles of Incorporation.

“Stockholder Servicing Fee” has the meaning set forth in the General Partner’s Prospectus.

1.2	Amended Defined Terms. The following definitions are hereby revised and restated:

“Common Stock” means a share of the common stock of the General Partner, par value $.01 per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation. The term “Common Stock” shall, as the context requires, be deemed to refer to the REIT Class I Stock, the REIT Class T Stock, or such other class or series of Common Stock that correspond to the class or series of Partnership Units for which the reference to Common Stock is made.

“Partnership Unit” means a unit of Partnership Interest, including the Partnership Class T Units and Partnership Class I Units, with the rights, powers and duties set forth herein, designated as such on Exhibit A and expressed in the number set forth on Exhibit A, as such exhibit may be amended from time to time. The General Partner shall designate any Partnership Units, when issued, as Partnership Class T Units, Partnership Class I Units, or such other class or series of Partnership Units as is established by the General Partner pursuant to Section 4.2 or Section 4.3 of this Agreement, which such designation shall be subject to change pursuant to Section 11.6(g).

“Percentage Interest” means the Class Percentage Interest or the Partnership Percentage Interest, as the context indicates.

“REIT Stock” means the Common Stock (including the REIT Class I Stock and REIT Class T Stock) and all other shares of capital stock of the General Partner.

“REIT Stock Amount” means a number of shares of REIT Stock equal to the number of, and corresponding to the class or series of, Partnership Units offered for redemption by a Redeeming Partner; provided that in the event that the General Partner issues to all holders of REIT Stock, or all holders of a class or series of REIT Stock, rights, options, warrants, or convertible or exchangeable securities entitling stockholders of the General Partner to acquire REIT Stock, or any other securities or property (collectively, the “rights”), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of such class or series of REIT Stock would be entitled to receive.

“Value” means, with respect to a share of a particular class or series of REIT Stock, (a) if such class or series of REIT Stock is traded on a national securities exchange or otherwise traded over-the-counter, the average of the daily Market Price (as defined below) for shares of such REIT Stock for the ten (10) consecutive trading days immediately preceding the Valuation Date, or (b) if such class or series of REIT Stock is not traded in a manner described in clause (a), the value of a share of such REIT Stock as determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. The “Market Price” for each such trading day shall be (i) the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; (ii) if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported. In the event the REIT Stock Amount includes rights that a holder of REIT Stock would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

2.	Amendments to Article 4 of the Partnership Agreement.

2.1	Section 4.1(a) is amended by inserting “and class” before the words “of Partnership Units”

2.2	Section 4.1(c) is amended by replacing the words “in the amounts” with “in the numbers and of the class” and by inserting, at the beginning of the last sentence thereof, the following:

Except to the extent set forth in a written amendment to this Agreement adopted by the General Partner to establish a new class or series of Partnership Interest pursuant to Section 4.2 or 4.3 (a “Partnership Unit Designation”),

2.3	Section 4.3(a), clause (3) is amended by inserting “, or all holders of a class of REIT Stock,” after “(3) to all holders of REIT Stock”

2.4	Section 4.3(a)(i) is amended by replacing the parenthetical with the following:

(including, for example, the Partnership issuing to the General Partner Partnership Class T Units in the case of any issuance of REIT Class T Stock by the General Partner and the Partnership issuing to the General Partner Partnership Class I Units in the case of any issuance of REIT Class I Stock by the General Partner)

2.5	Section 4.3(b) is amended and restated as follows:

Splits. The Partnership shall (i) make a distribution in a class or series of Partnership Units to all Partners holding such class or series of Partnership Units on a pro rata basis in accordance with their respective Class Percentage Interests as of the date of such distribution, (ii) subdivide its outstanding Partnership Units of a particular class or series, or (iii) combine its outstanding Partnership Units of a class or series into a smaller number of Partnership Units, in the event the General Partner takes an analogous action with respect to the corresponding class or series of REIT Stock. The intent of the previous sentence is that one Partnership Unit remains the economic equivalent of one share of REIT Stock without dilution. If the General Partner determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such action, the General Partner may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by this Agreement or the Act after giving effect to the terms of this Agreement, no approval or consent of any Partners shall be required in connection with the making of any such filing.

2.6	Section 4.3(c) is amended by adding the following to the last line:

actually incurred and paid by the General Partner, with such expenses allocated to the applicable class or series of Partnership Units or other securities corresponding to the Securities issued by the General Partner.

3.	Amendments to Article 5 of the Partnership Agreement.

3.1	Sections 5.1(b) and 5.1(c) are each amended by:

A.	inserting the following at the beginning of the first sentence in each section:

Subject to the terms of any Partnership Unit Designation, and subject to Section 5.1(f),

B.	replacing each instance of “Percentage Interest” with “Partnership Percentage Interest”

3.2	A new Section 5.1(f) is added, reading as follows:

Adjustment for Stockholder Servicing Fee and Other Class Specific Items. To the extent the payment of the Stockholder Servicing Fee reduces Available Operating Cash or Net Sales Proceeds otherwise available for distribution, such cash available for distribution shall be deemed increased by the amount of the Stockholder Servicing Fee for purposes of Sections 5.1(b) and 5.1(c), but the amount equal to the Stockholder Servicing Fee paid will reduce the distributions with respect to the Partnership Class T Units associated with the shares of REIT Class T Stock intended to be burdened by the Stockholder Servicing Fee. For example, assume the Partnership has $9,200,000 of Available Operating Cash, has 2,000,000 Partnership Class T Units and 500,000 Partnership Class I Units outstanding, and had paid, on behalf of the General Partner, $800,000 on account of the Stockholder Servicing Fee associated with REIT Class T Stock. Cash available for purposes of Section 5.1(c) will be deemed to be $10,000,000 ($9,200,000 + $800,000), which will initially get apportioned in accordance with the Partnership Percentage Interests, or $8,000,000 to the Partnership Class T Units (2,000,000 Partnership Class T Units / 2,500,000 total Partnership Units) and $2,000,000 to the Partnership Class I Units (500,000 Partnership Class I Units / 2,500,000 total Partnership Units). Thereafter, $7,200,000 ($8,000,000 less the $800,000 for the Stockholder Servicing Fee) would be distributed on account of the Partnership Class T Units (or $3.60 per Partnership Class T Unit). And $2,000,000 would be distributed on account of the Partnership Class I Units (or $4.00 per Partnership Class I Unit). Similar adjustments to Available Operating Cash and Net Sales Proceeds, and a concomitant increase or decrease in distributions with respect to Partnership Interests, shall be made for any other items of income, gain, loss or deduction of the General Partner that are allocable to a specific class or series Partnership Units in the manner contemplated by Section 6.1(e).

4.	Amendments to Article 6 of the Partnership Agreement.

4.1	Section 6.1(c) is amended by inserting at the end of such section the following:

, and Partners holding a class or series of Partnership Interests that are burdened by class specific items that are not applicable to all Partnership Units within such class (such as the Stockholder Servicing Fee, which is not applicable to Partnership Class T Units corresponding to REIT Class T Shares purchased through the General Partner’s dividend reinvestment plan), shall also be deemed to be a separate Partner with respect to each group of such class or series of Partnership Units.

4.2	A new Section 6.1(e) is added, reading as follows:

Special Allocation of Expense of Stockholder Servicing Fee and other Class Specific Items. If the Partnership directly or on behalf of the General Partner incurs any expense for the Stockholder Servicing Fee, such amounts shall be specially allocated among the Partnership Class T Units to correspond with their appropriate share of such expenses. To the extent that any other items of income, gain, loss or deduction of the General Partner are allocable to a specific class or series of REIT Stock as provided in the General Partner’s Prospectus, such items, or an amount equal thereto, shall be specially allocated to the class or series of Partnership Units corresponding to such class or series of REIT Stock.

4.3	Section 6.2(f) is modified by inserting “6.1(e), “ after “Sections 6.1(b),”

5.	Amendments to Article 8 of the Partnership Agreement. Section 8.6(g) is amended and restated as follows:

Exercise of the Redemption Right by the General Partner. The receipt of a notice of redemption with respect to shares of REIT Stock held by stockholders of the General Partner (a “REIT Notice”) pursuant to the General Partner’s share repurchase plan as may be in effect from time to time shall be deemed to be a Notice of Redemption Request given by the General Partner to the Partnership. The redemption by the General Partner of REIT Stock pursuant to a REIT Notice shall be deemed an exercise of the Redemption Right with respect to the class of and number of Partnership Units equal to the corresponding class and number of shares of REIT Stock identified in the REIT Notice. With respect to any Redemption Right exercised by the General Partner pursuant to this Section 8.6(g), the General Partner will elect for payment of the Redemption Amount by the Partnership to the General Partner to be the Cash Amount. Without limiting the foregoing, for example, the Partnership shall redeem from the General Partner Partnership Class T Units in connection with the repurchase by the

General Partner of shares of REIT Class T Stock and shall redeem Partnership Class I Units in connection with the repurchase of shares of REIT Class I Stock.

6.	Amendment to Article 10 of the Partnership Agreement.

6.1	Section 10.3 is relabeled “Tax Proceedings.”

6.2	A new Subsection (a) is added to Section 10.3 to read as follows:

(a) Tax Matters Partner. For tax returns filed with respect to fiscal years beginning before December 31, 2017, this Section 10.3(a) shall apply, and references to Code sections in this Section 10.3(a) refer to the Code sections as in effect prior to such sections’ amendment by the Bipartisan Budget Act of 2015 (P.L. 114-74) (the “2015 Budget Act”).

6.3	The following existing subsections of Section 10.3 shall be renumbered as follows:

Old Designation	New Designation
(a)	(a)(i)
(b)	(a)(ii)
(b)(i)	(a)(ii)(A)
(b)(i)(A)	(a)(ii)(A)(1)
(b)(i)(B)	(a)(ii)(A)(2)
(b)(ii) through (vi)	(a)(ii)(B) through (a)(ii)(F)

6.4	A new Section 10.3(b) is added to read as follows:

(b) Partnership Representative. For tax returns filed with respect to fiscal years beginning after December 31, 2017, this Section 10.3(b) shall apply, and references to Code sections in this Section 10.3(b) refer to the Code sections as in effect after taking into account the amendments provided by the 2015 Budget Act. The General Partner shall take such reasonable actions as it believes will enhance the avoidance of the application to the Partnership of the provisions of Sections 6221 through 6241 of the Code. If, however, such provisions do apply to the Partnership, the General Partner shall also act as the “partnership representative” for purposes of said Sections 6221 through 6241 of the Code. Each Partner hereby consents to the General Partner serving as the partnership representative and agrees upon request of the General Partner to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such further documents as may be necessary or appropriate to evidence such consent. The partnership representative will be authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to (i) sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings and (ii) expend the Partnership’s funds for professional services incurred in connection therewith. In such event, the partnership representative shall duly and timely elect under Section 6226 of the Code to require each Person who was a Partner during the taxable year of Partnership that was audited to personally bear any tax, interest and penalty resulting from adjustments based on such audit and shall notify each such Person (and the Internal Revenue Service) of their share of such audit adjustments and, if for any reason, the Partnership is liable for a tax, interest, addition to tax or penalty as a result of such an audit, each Person who was a Partner during the taxable year of the Partnership that was audited, even if such Person is no longer a Partner (unless a Substituted Limited Partner has agreed to bear such liability in an appropriate document evidencing a Transfer), shall pay to the Partnership an amount equal to such Person’s proportionate share of such liability, as determined by the General Partner, based on the amount each such Person should have borne (computed at the tax rate used to compute the Partnership’s liability) had the Partnership’s tax return for such taxable year reflected the audit adjustment, and the expense for the Partnership’s payment of such tax, interest, addition to tax and penalty shall be specially allocated to such Persons (or their successors) in such proportions.

7.	Amendments to Article 11 of the Partnership Agreement. A new Section 11.6(g) is added, reading as follows:

Exchange, Reclassification, or Redesignation of REIT Stock. If the General Partner exchanges, reclassifies, or redesignates any shares of REIT Stock of any class (“Exchanged REIT Stock”) for shares of REIT Stock of a different class (“Received REIT Stock”), then the General Partner shall, and shall cause the Partnership to, exchange, reclassify, or redesignate a number of Partnership Units having the same class designation as the Exchanged REIT Stock, for Partnership Units having the same class designation as the Received REIT Stock on the same terms, to the extent applicable, that the General Partner exchanged, reclassified, or redesignated the Exchanged REIT Stock. Such exchange, reclassification, or redesignation of Partnership Units shall occur automatically after the close of business on the applicable date of the exchange, reclassification, or redesignation of shares of REIT Stock, as of which time the holder of class of Partnership Units having the same designation as the Exchanged REIT Stock shall be credited on the books and records of the Partnership with the issuance, as of the opening of business on the next day, of the applicable number of Partnership Units having the same designation as the Received REIT Stock.

8.
Continuation of Partnership Agreement. The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Amendment were contained in one document. Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Partnership Agreement, the provisions of this Amendment shall control.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Amendment to the Partnership Agreement as of the [•] day of [•], 2016.

GENERAL PARTNER:

Griffin-American Healthcare REIT IV, Inc., a Maryland corporation

By:
Title:

INITIAL LIMITED PARTNER/ADVISOR:

Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company

By: American Healthcare Investors, LLC

Its: Manager

By:
Title: